EXHIBIT 99.1

News Release

BROOKE CORPORATION ANNOUNCES CASH DIVIDENDS

OVERLAND PARK, KS, February 18, 2003 - Robert D. Orr, Chairman and CEO of Brooke Corporation announced that its board of directors declared a $.15 per cash dividend for the Company’s common stock for the 4th quarter in 2002.  Common shareholders of record as of February 28, 2003 are entitled to receive the cash dividend.  The payable date of the cash dividend is March 14, 2003.

About our Company.... Most of Brooke Franchise Corporation’s revenues are currently derived from commissions on the sale of insurance policies distributed by franchise agents specializing in property and casualty insurance.  Brooke Franchise Corporation has recently expanded its franchise program to include specialists in securities brokerage and lending, because it believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others.  To compliment its franchise program, affiliated companies of Brooke Franchise Corporation offer ownership facilitator services such as lending and consulting.  Brokerage services, which include the sale of insurance and financial services on a wholesale basis, are also offered to franchise agents and others through separate companies.

Contact.... Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext. 197